Exhibit 10.31

16712 Sheldon Rd

Los Gatos, CA

December 1st, 2006

John Donovan

164 Taintor Drive

Southport CT 06890

Dear John:

On behalf of The Lending Club (the “Company”), I am pleased to confirm our offer to join the Company’s management team. We are very excited at the prospect of your joining the Company.

Job Description

Your initial position will consist of managing all aspects of the Company’s operations. Your exact title will be determined as soon as practicable, and your position may evolve within the Company based on performance and company growth, as mutually agreed from time to time. Your primary functions will include (but will not be limited to):

•

Leading the Company’s p2p lending platform development efforts from a banking and operational standpoint. Working closely with the other members of the management team, you will have a key role in building the Company’s platform and interfacing with the development, content and marketing teams (internal and outsourced).

•	Contributing to the design and execution of the Company’s product and distribution strategy in collaboration with the Chief Executive Officer and other key members of the Management team.

•	Representing the Company with the banking regulatory authorities.

•	Building and maintaining relationships with banking partners, industry analysts and the investment community.

•	Generally running the Company’s operations.

You will initially be based primarily in the offices of the Company in the Silicon Valley and report to the Chief Executive Officer. Your work location will be adjusted after 6 months to include a significant portion of your time (in the order of 75%) to be spent on the East Coast. The Company is planning to establish permanent presence on the East Coast in the summer 2007.

Cash Compensation

Your initial gross base salary will be $200,000 annual. Upon the first anniversary of your starting date with the Company, the Board of Directors of the Company will review your performance to date, and decide whether to increase your base salary. You will be given an opportunity to present your results to the Board of Directors before it makes a decision. Your base compensation will then be re-examined by the Board of Directors every year.

In addition, you will be eligible to a Company Bonus Plan that will bring your On-Target Earnings to $250,000. As part of this plan, you will receive a $15,000 bonus upon the public launch of the Company’s p2p lending platform.

Your base salary will be paid every 2 weeks and your bonuses will be paid within 30 days after the triggering event of each bonus occurs.

Equity Participation

You will be eligible to receive restricted stock under the Company’s 2006 Stock Option Plan and will immediately receive upon signing of this offer letter a number of options representing 6.33% of the outstanding share capital of the Company as of the date of this letter. The terms of the options will be set forth in an option agreement that will be entered into between you and the Company. The options will vest annually over 4 years, provided that, however, (i) 25% of your unvested options will vest immediately in case of termination of your employment by the Company other than a termination for cause and (ii) 100% of your options will vest immediately in case of an acquisition of 100% of the shares or substantially all the assets of the Company or in case of an Initial Public Offering of the Company’s shares. The Board of Directors will periodically consider additional option grants on an individual or collective basis.

Benefits

The Company provides employee benefit plans, including medical and dental, fully paid by the Company. You will be fully eligible to participate in such plans.

Vacation Policy

You will be entitled to paid vacation of three weeks the first year and four weeks per year thereafter.

Termination

You will have the right to terminate your employment with the Company for any reason by giving the Company two weeks’ prior written notice.

Likewise, the Company will have the right to terminate your employment for any reason by giving you two weeks’ prior written notice. In the event of termination of your employment the Company will pay you or your estate, within thirty (30) days following your last day with the Company all accrued unused vacation, base salary and earned bonus on a per day pro rata basis through your last day with the Company.

In the event of termination for any reason, you will promptly return to the Chief Executive Officer of the Company all Company proprietary information.

Other Matters

You will be expected to abide by the Company guidelines. You will sign and comply with a Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of the Company proprietary information.

You hereby represent that all information regarding your professional experience or education provided to the Company as part of the interview process, either orally or in writing, are correct. You understand that a breach of these representations would result in immediate termination of your employment with the Company, notwithstanding what is stated in the “Termination” section above.

This letter constitutes the entire agreement between you and the Company. It supersedes any prior written or verbal agreements or representations between you and the Company.

We hope very much that you will accept our offer and we look forward to having you join the Company. Please sign this letter, confirming your acceptance, forward it to me and then I will sign and return. Your employment relationship with the Company will start on a full time basis on January 1, 2007. You will be expected to accomplish some preliminary work for the Company and potentially participate to a couple of meetings prior to January 8, 2007, for which you will be compensated at the hourly rate of $100. This compensation will be added to your first paycheck when you join the Company.

Very truly yours,

/s/ Renaud M. Laplanche	/s/ John Donovan
Renaud M. Laplanche	John Donovan
CEO
LendingClub, Inc.